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                                 EXHIBIT 10.74


February 21, 1995


Don Gold
5401 Softwind Way
Agoura Hills, CA 90401

Dear Don:

The purpose of this letter is to confirm the terms of your employment with Trimark Pictures, Inc.

1. BASE SALARY: A base salary of $125,000.00 effective from January 3, 1995$137,000.00 effective January 3, 1996 and $150,000.00 effective January 3, 1997.

2. BONUS: You will receive yearly bonuses as described in attachment "A". In addition, you will be eligible to receive a share of any fiscal year end executive bonus pool.

3.   TITLE:  Vice President of Sell-Thru.

4. RENEWAL: You agree that for the 90 day period commencing 90 days prior to the conclusion of the above mentioned term, at Trimark's request, you will enter into exclusive, good faith negotiations regarding the renewal of this agreement. If you and Trimark are unable to reach an agreement there is no further obligation by either party.

6. STOCK OPTIONS: You will be granted the right to buy 2500 shares of the common stock of Trimark Pictures. All shares shall vest January 3, 1998. If a majority of control in the company is sold, then all of your stock options become fully vested. All stock option rights are subject to the terms of Trimark's standard stock option agreement to be subsequently executed.

7. You hereby expressly agree that while employed by Trimark Pictures you will not disclose any confidential matters of Trimark Prior to, during or after your employment. In addition, you agree that Trimark shall own all rights of
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     every kind and character throughout the universe, in perpetuity to any material and/or ideas suggested or submitted by you or suggested or submitted to you by a third party. You agree also that Trimark shall own all other results and proceeds of your services during your employment.

8. You will be eligible for all Employee Benefits, Medical, Dental, Vision and Life and 401(k) per Trimark's standard benefit program.

9. If you are terminated by Trimark Pictures, Inc. for any reason other than cause, Trimark Pictures will pay the remaining contract amount, pursuant to regular payment schedule, throughout the Term until such time as you shall become otherwise employed in a job of equal or greater compensation, otherwise Trimark Pictures shall make up the difference through the duration of the contract. You will also be eligible to receive all Employee Benefits, Medical, Dental, Vision, and Life, and 401(k) per Trimark's standard benefit program through the duration of the contract until such time as you become otherwise employed with equivalent Employee Benefits.

This Agreement shall be binding and supersedes any and all other agreements, either oral or in writing. Any modification of this agreement will be effective only if signed by Trimark and you.

If the above meets with your approval, please countersign this letter and return the fully executed letter to me.

Sincerely,                          AGREED TO AND ACCEPTED BY:



                                    -----------------------------
Richard Reisberg                    Don Gold
President & COO                     Date:
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